UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2007

HUNGARIAN TELEPHONE AND CABLE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11484	13-3652685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite #3400

Seattle, Washington 98101-3034

(Address of Principal Executive Offices)

(206) 654-0204

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 20, 2007, Invitel Zrt. (“Invitel”), a subsidiary of Hungarian Telephone and Cable Corp. (“HTCC”, and together with its subsidiaries, the “Company”), entered into a binding agreement (the “Purchase Agreement”) with Joki Holding AG (the “Seller”) to purchase 95.7% of the outstanding equity shares of Memorex Telex Communications AG (“Memorex”), the Austrian-based alternative infrastructure provider (the “Acquisition”). The purchase price for Memorex is EUR 90.5 million (approximately $130.3 million), which purchase price includes the assumption of EUR 60.2 million (approximately $86.7 million) in debt and a cash payment in the amount of EUR 30.3 million (approximately $43.6 million) to the selling shareholders for their 95.7 % equity interest. The Company will refinance a substantial portion of Memorex’s EUR 60.2 million debt (the “Assumed Debt”) at closing. The Company and the Seller have made customary warranties, covenants and indemnities in the Purchase Agreement. A certain portion of the purchase price will be held in escrow following closing subject to release over time so long as the Company has no claims against the Seller. The closing of the Acquisition is subject to the satisfaction of customary closing conditions, including obtaining the necessary competition authority approval in Ukraine. Following closing, the Company intends to buy out the minority shareholders in Memorex in accordance with Austrian law, which would result in the Company’s ownership of 100% of the equity of Memorex.

In connection with the Acquisition, the Company has received committed financing on a certain funds basis from Merrill Lynch International (“ML”) and BNP Paribas (“BNPP”) containing the terms for, among other matters, (i) the bridge debt financing and any required interim financing (the “Bridge Financing”) necessary to fund the Acquisition (including the transaction costs and any refinancing costs of the Assumed Debt) and (ii) the refinancing of the Bridge Financing with longer-term financing, and the Company has engaged ML and BNPP to act on its behalf in connection with these transactions. The Company expects that the Bridge Financing and any subsequent refinancing of the Bridge Financing will rank pari passu with the Company’s existing EUR 142 million 10.75% Senior Notes due 2012 and the Company’s existing EUR 200 million Floating Rate Senior Notes due 2013.

The Company may be required to obtain the consent to certain amendments and/or waivers from existing lenders under its existing bank credit facilities agreement and the related documentation (the “Existing Facilities Agreement”) in order for the Company to complete and finance the Acquisition. The Company has also received committed financing on a certain funds basis from ML and BNPP in relation to, among other matters, (i) the purchase of the rights and obligations of any non-consenting lender under the Existing Facilities Agreement and, if necessary, (ii) the provision of interim financing, in addition to permanent financing, on terms and conditions similar to the Existing Facilities Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as an exhibit and is incorporated herein by reference.

Forward – Looking Statements

This filing contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the Company’s U.S. Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The Company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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Item 8.01	Other Events

On December 20, 2007, HTCC issued a press release announcing the execution of the Purchase Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	Share Purchase Agreement dated December 20, 2007

99.1	Press release dated December 20, 2007

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

Date: December 27, 2007	By:	/s/ Peter T. Noone
Peter T. Noone
General Counsel

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HUNGARIAN TELEPHONE AND CABLE CORP.

Exhibit Index

Exhibit Number	Description of Document
2.1	Share Purchase Agreement dated December 20, 2007

99.1	Press Release dated December 20, 2007

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